Press Release
SANTANDER HOLDINGS USA MAINTAINS CAPITAL STRENGTH IN SEVERE SCENARIO, BASED ON FEDERAL RESERVE STRESS TEST

●	The Federal Reserve objected to SHUSA's Capital Plan for qualitative reasons
●	The Federal Reserve did not object to the payment of dividends on SHUSA's outstanding class of preferred stock

Boston, March 11, 2015 – The capital ratios of Santander Holdings USA, Inc. (SHUSA) would remain securely above minimum regulatory requirements under the severely adverse economic scenario of the Board of Governors of the Federal Reserve System (FRB), according to stress tests conducted by SHUSA and the FRB as part of its Comprehensive Capital Analysis Review (CCAR).
However, the FRB informed SHUSA that it objects to the company's capital plan on a qualitative basis due to significant deficiencies in the capital planning process as well as supervisory concerns. The FRB did not object to the payment of dividends on SHUSA's outstanding class of preferred stock. However, all capital actions remain subject to a prior approval by the FRB in accordance with SHUSA's Written Agreement1. The FRB objected to the requested payment of dividends on common stock of Santander Consumer USA Holdings Inc.
SHUSA's Tier 1 common ratio was 11.0% at September 30, 2014. Under the FRB's supervisory severely adverse scenario, SHUSA's Tier 1 common ratio would decline to a minimum of 9.4% during the forecast horizon, according to the FRB's estimate. SHUSA's regulatory capital ratios would therefore remain well above the required minimums of the CCAR exercise.
SHUSA Chief Executive Officer Scott Powell said: "These results confirm that Santander Holdings USA maintains capital well above regulatory minimums throughout the severe stress environments presented by the Federal Reserve. However, the qualitative assessment highlights that we still have meaningful work to do to meet our regulator's expectations and our own standards of excellence."
SHUSA non-executive Chairman T. Timothy Ryan, Jr., said: "We will continue to reinforce our governance and management to address our supervisor's qualitative concerns. Changes in both areas are forthcoming."
Details of SHUSA's CCAR results were disclosed in a Form 8-K filed with the Securities and Exchange Commission today.

About Santander

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Banco Santander, S.A. (NYSE: SAN). Banco Santander is a diversified global retail and commercial bank offering a wide range of financial products and has over 103 million customers worldwide. SHUSA owns 100% of Santander Bank, N.A., a retail and commercial bank with 703 branches and 9,703 employees in the U.S. northeast, and 60.5% of the common stock of Santander Consumer USA Holdings Inc. (NYSE: SC), a Dallas, Texas-based national vehicle finance and unsecured consumer lending company. For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Santander Bank, N.A. (SBNA) is one of the largest retail banks in the United States by deposits.  Its main corporate offices are in Boston and it operates principally in Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Santander's 9,703 employees serve its 1.8 million customers through the Bank's 703 branches, 2,092 ATMs, call centers, website and mobile app. Supervised by the Office of the Comptroller of the Currency and a member of the Federal Deposit Insurance Corporation, Santander in the United States is a wholly-owned, financially autonomous subsidiary of Banco Santander (NYSE: SAN), a global commercial and retail bank. For more information about Santander, visit www.santanderbank.com or call 877-768-2265.

Santander Consumer USA Holdings Inc. (NYSE: SC) (SCUSA) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced finance portfolio of more than $41 billion (as of December 31, 2014), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

1 A copy of the Written Agreement can be reviewed at www.federalreserve.gov/newsevents/press/enforcement/enf20140918a1.pdf

CONTACTS:

Media Queries:
Nancy Orlando
nancy.orlando@santander.us
1(617)757-5765

Peter Greiff
pgreiff@santander.us
1(617)757-5777

Institutional Investors:
Andrew Withers
awithers@santander.us
1(617)757-3524

Paula Cricca
pcricca@santander.us
1(212)350-3681

Retail Investors:
Susana Moraleja
smoralej@santander.com
1(617)757-5717

SCUSA Investors:
Evan Black
eblack@santanderconsumerusa.com
1(469)385-5192
Kristina Carbonneau
kcarbonneau@santanderconsumerusa.com
1(214)540-2073
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